PUTNAM FUNDS

SUB-ADVISORY CONTRACT

This Sub-Advisory Contract is dated as of August 3, 2007 between and among PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”), PUTNAM INVESTMENTS LIMITED, a company organized under the laws of England and Wales (“PIL”), and THE PUTNAM ADVISORY COMPANY, LLC, a Delaware limited liability company (the “Sub-Advisor”).

WHEREAS, the Manager is the investment manager of each of the investment companies registered under the United States Investment Company Act of 1940, as amended, that are identified on Schedule A hereto, as it may from time to time be amended by the Manager (the “Funds”), and a registered investment adviser under the United States Investment Advisers Act of 1940, as amended;

WHEREAS, PIL is a registered investment adviser under the United States Investment Advisers Act of 1940, as amended, is licensed as an investment manager by the Financial Services Authority of the United Kingdom (the “FSA”) and is a sub-manager of each of the Funds pursuant to that certain Sub-Management Contract dated as of August 3, 2007 (the “PIL Sub-Management Contract”), between the Manager and PIL;

WHEREAS, the Manager has contracted with PIL for the management of certain portions of each of the Funds (each, a “PIL-Advised Sleeve”);

WHEREAS, the Sub-Advisor is a registered investment adviser under the United States Investment Advisers Act of 1940, as amended, and is an investment adviser registered with the Kanto Local Finance Bureau to provide non-discretionary investment advice in Japan;

WHEREAS, the Manager and PIL desire to engage the Sub-Advisor from time to time to provide non-discretionary investment advice with respect to a portion of certain of the Funds:

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-ADVISOR

(a) The Sub-Advisor, at its expense, will from time to time furnish to either PIL or the Manager recommendations to purchase, hold, sell or exchange investments, securities and assets (the “Assets”) in that portion of any Fund for which the Manager or PIL contracts for such services to be provided by the Sub-Advisor (an “Allocated Sleeve”). The Manager or PIL, as the case may be, shall determine whether to execute each recommendation of the Sub-Advisor provided hereunder. The Manager shall determine which Funds will have an Allocated Sleeve; provided that, with respect to any Fund, the Trustees of such Fund must have approved the use of the Sub-Advisor prior to the creation of an Allocated Sleeve for such Fund. The Manager, and in the case of a PIL-Advised Sleeve, PIL shall (at all times in the case of PIL subject to the oversight and supervision of the Manager), determine the amount of assets allocated from time to time to each such Allocated Sleeve.

(b) The Sub-Advisor at its expense will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully.

(c) The Sub-Advisor shall not be obligated to pay any expenses of or for the Manager, PIL or any Fund not expressly assumed by the Sub-Advisor pursuant to this Section 1.

(d) The Manager may, and in the case of a PIL-Advised Sleeve, PIL may, each at its discretion, also request the Sub-Advisor to perform certain services set forth in Section 1(a) with respect to any portion of a Fund, even if the Manager or PIL, as the case may be, has not established an Allocated Sleeve with respect to that portion of the Fund.

(e) In the performance of its duties, the Sub-Advisor will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of each applicable Fund and such Fund’s stated investment objectives, policies and restrictions, and will use its best efforts to safeguard and promote the welfare of such Fund and to comply with other policies which the Manager, PIL or the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Manager and PIL.

2. OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of a Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Advisor, and in any person controlled by or under common control with the Sub-Advisor, and that the Sub-Advisor and any person controlled by or under common control with the Sub-Advisor may have an interest in such Fund. It is also understood that the Sub-Advisor and any person controlled by or under common control with the Sub-Advisor have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3. COMPENSATION.

Except as provided below, the Manager or PIL, as the case may be, will pay to the Sub-Advisor as compensation for the Sub-Advisor’s services rendered a fee, computed and paid quarterly at the annual rate of 0.10% per annum of average net asset value of the assets in each Allocated Sleeve. Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during a quarter at the close of business on each business day during such quarter while this Contract is in effect. Such fee shall be payable for each quarter within 30 days after the close of such quarter. The Sub-Advisor shall look only to the Manager or PIL, as the case may be, for payment of its fees. No Fund shall have any responsibility for paying any fees due the Sub-Advisor.

If the Sub-Advisor shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4. ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended with respect to any Allocated Sleeve unless such amendment be approved at a meeting by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the related Fund who are not interested persons of such Fund or of the Manager.

5. EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Any party hereto or, with respect to any Allocated Sleeve, the related Fund may at any time terminate this Contract by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other parties, or

(b) With respect to any Allocated Sleeve, if (i) the Trustees of the related Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Trustees of such Fund who are not interested persons of such Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later, or

(c) With respect to any Allocated Sleeve, automatically upon termination of the Manager’s investment management contract with the related Fund, or with respect to any Allocated Sleeve for which PIL has contracted with the Sub-Advisor to provide services under this Contract, automatically upon termination of the PIL Sub-Management Contract.

Action by a Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund.

Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6. CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of such Fund, (a) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the United States Investment Company Act of 1940 and the Rules and Regulations thereunder (the “1940 Act”), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, and the Rules and Regulations thereunder.

7. NON-LIABILITY OF SUB-ADVISOR.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor, or reckless disregard of its obligations and duties hereunder, the Sub-Advisor shall not be subject to any liability to the Manager, PIL, any Fund or to any shareholder of any Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8. ADDITIONAL PROVISIONS

(a) PIL represents that it is regulated by the FSA in the conduct of its investment business. PIL has in operation a written procedure in accordance with FSA rules for the effective consideration and proper handling of complaints from customers. Any complaint by the Manager or any Fund should be sent to the Compliance Officer of PIL. The Manager and any Fund is also entitled to make any complaints about PIL to the Financial Ombudsman Service established by the FSA. The Manager and any Fund may also request a statement describing its rights to compensation in the event of PIL’s inability to meet its liabilities.

(b) The Manager represents that it and each Fund are “Intermediate Customers” in the meaning of FSA rules.

(c) Although each Fund is not a party hereto and shall have no responsibility for the Manager’s, PIL’s or the Sub-Advisor’s obligations hereunder, each Fund is named as explicit third party beneficiary of the parties’ agreements hereunder.

In witness whereof, PUTNAM INVESTMENT MANAGEMENT, LLC, PUTNAM INVESTMENTS LIMITED and THE PUTNAM ADVISORY COMPANY, LLC have each caused this instrument to be signed on its behalf by an officer duly authorized, all as of the day and year first above written.

PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ James P. Pappas

James P. Pappas
Managing Director

PUTNAM INVESTMENTS LIMITED

By:	/s/ Jeffrey F. Peters

Jeffrey F. Peters
Senior Managing Director

THE PUTNAM ADVISORY COMPANY, LLC

By:	/s/ Sandra C. Whiston

Sandra C. Whiston
Senior Managing Director

Schedule A

Putnam International Equity Fund